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                                                                     EXHIBIT 4.3

      FIRST SUPPLEMENTAL INDENTURE, dated as of February 27, 1998, between TRANS-RESOURCES, INC., a corporation organized and existing under the laws of the State of Delaware (the "Company"), and REGIONS BANK (formerly known as First Alabama Bank), an Alabama corporation, as trustee (the "Trustee"), under an indenture dated as of March 30, 1993 (the "Indenture"). Capitalized terms used herein without definition have the meanings assigned to them in the Indenture.

      WHEREAS, the Company and the Trustee have heretofore executed the Indenture, pursuant to which $115,000,000 aggregate principal amount of the Company's 117/8% Senior Subordinated Notes due 2002 (the "Notes") were issued and are outstanding; and

      WHEREAS, the Company wishes to amend the Indenture in order to eliminate substantially all of the restrictive covenants and certain events of default contained in the Indenture (the "Amendments"); and

      WHEREAS, pursuant to Section 9.02 of the Indenture, the Company and the Trustee may amend the Indenture (except as to certain matters not here relevant) with the written consent of the Holders of more than 662/3% of the principal amount of the Notes then outstanding; and

      WHEREAS, in accordance with the provisions of Section 9.02 of the Indenture, the Holders of more than 662/3% of the principal amount of the outstanding Notes have delivered to the Trustee their written consent to the Amendments;

      NOW, THEREFORE, each party agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes:


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                                   ARTICLE 1

                            Amendment of Indenture

      Section 1.01. The text of Section 4.02 of the Indenture is hereby deleted in its entirety, and there is substituted therefor the following:

                           "[Intentionally Omitted]"

      Section 1.02. The text of Section 4.03 of the Indenture is hereby deleted in its entirety, and there is substituted therefor the following:

                           "[Intentionally Omitted]"

      Section 1.03. The text of Section 4.04 of the Indenture is hereby deleted in its entirety, and there is substituted therefor the following:

                           "[Intentionally Omitted]"

      Section 1.04. The text of Section 4.05 of the Indenture is hereby deleted in its entirety, and there is substituted therefor the following:

                           "[Intentionally Omitted]"

      Section 1.05. The text of Section 4.06 of the Indenture is hereby deleted in its entirety, and there is substituted therefor the following:

                           "[Intentionally Omitted]"

      Section 1.06. The text of Section 4.08 of the Indenture is hereby deleted in its entirety, and there is substituted therefor the following:

                           "[Intentionally Omitted]"


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      Section 1.07. The text of Section 4.09 of the Indenture is hereby deleted in its entirety, and there is substituted therefor the following:

                           "[Intentionally Omitted]"

      Section 1.08. The text of Section 4.18 of the Indenture is hereby deleted in its entirety, and there is substituted therefor the following:

                           "[Intentionally Omitted]"

      Section 1.09. The text of clause (3) of Section 6.01 of the Indenture is hereby deleted in its entirety, and there is substituted therefor the following:

                           "[Intentionally Omitted]"

      Section 1.10. The text of clause (6) of Section 6.01 of the Indenture is hereby deleted in its entirety, and there is substituted therefor the following:

                           "[Intentionally Omitted]"

      Section 1.11. The text of clause (7) of Section 6.01 of the Indenture is hereby deleted in its entirety, and there is substituted therefor the following:

                           "[Intentionally Omitted]"

      Section 1.12. All references in the Indenture (including, without limitation, in (a) the definition of "Unrestricted Subsidiaries" in Section 1.01 of the Indenture and (b) Section 5.01 of the Indenture) to the herein above-referenced covenants and events of default are hereby deleted.

      Section 1.13. The definitions of "Change of Control," "Consolidated Net Income," "Consolidated Operating Cash Flow," "Consolidated Operating Cash Flow Ratio," "Investment," "Material Asset," "Net Book Value," "Non-Current Tangible Assets," "Payment Restriction,"


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"Permitted Indebtedness,""Redeemable Stock" and "Transaction Date" in Section
1.01 of the Indenture are hereby deleted in their entirety.

                                   ARTICLE 2

                             Acceptance by Trustee

      Section 2.01. The Trustee hereby accepts this First Supplemental Indenture and the modifications of the trust effected hereby, but only on the terms and conditions set forth herein and in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the validity or adequacy of this First Supplemental Indenture.

                                   ARTICLE 3

                                 Miscellaneous

      Section 3.01. Except as expressly modified hereby, the Indenture is in all respects hereby ratified and confirmed, and the respective rights, limitations, powers, duties and immunities of the parties to the Indenture and the Holders of the Notes shall continue to be determined, exercised and enforced under the Indenture; provided, however, that the terms and conditions of this First Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture for any and all purposes.

      Section 3.02. This First Supplemental Indenture shall not take effect and not become operative unless and until the Trustee receives written notice from the Company that the Company has accepted for purchase, pursuant to the Offer to Purchase and Consent Solicitation Statement of the Company, dated February 12, 1998 (as the same may be amended, the "Statement"), all Notes validly tendered (and not withdrawn) prior to the Tender Offer Expiration Date (as defined in the Statement).


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      Section 3.03. This First Supplemental Indenture may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original; and all such counterparts shall together constitute but one and the same instrument. From and after the effectiveness hereof, any reference to the Indenture shall be deemed a reference to the Indenture as amended hereby.

      IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed, and their respective seals to be hereunto affixed and attested, all as of the date first written above.

                                        TRANS-RESOURCES, INC.

                                        By:/s/ Lester W. Youner
                                           -------------------------------
(Seal)

Attest:  /s/ Edward Klimerman

                                        REGIONS BANK, as Trustee

                                        By:/s/ Jo Ann Trapp
                                           -------------------------------

(Seal)

Attest:  /s/ Robert B. Rinehart


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